UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

September 30, 2016

Date of Report (Date of earliest event reported)

TWO RIVER BANCORP

(Exact name of registrant as specified in its charter)

New Jersey	000-51889	20-3700861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

766 Shrewsbury Avenue, Tinton Falls, New Jersey		07724
(Address of principal executive offices)		(Zip Code)

(732) 389-8722 Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New SERP Agreement. On September 30, 2016, Two River Community Bank (the “Bank”), a wholly owned banking subsidiary of Two River Bancorp (“TRB”), entered into a supplemental executive retirement agreement (the “SERP Agreement”) with Anthony Mero, Executive Vice President and Chief Operating Officer of the Bank, effective September 1, 2016. Under the SERP Agreement, upon Mr. Mero attaining age 65, he is entitled to an annual benefit of $25,000. The foregoing benefits commence within 30 days after he attains age 65 and are paid in monthly installments for 15 years.

In addition to the foregoing, the SERP Agreement also provides for the following benefits, which are payable upon the following events, commence at the following times, and are paid in the following forms:

●

In the event that Mr. Mero separates from service prior to age 65 for reasons other than death, disability, an involuntary termination for cause, or a change in control, he is entitled to an annual benefit based on his age at the time he separates from service, commencing within 30 days after he separates from service and paid in monthly installments for 15 years. Mr. Mero is not entitled to an early termination benefit until the 2018 calendar year (His annual benefit would be $1,859 as of December 31, 2018 and it would increase over time.).

●

In the event that Mr. Mero becomes disabled while in active service prior to age 65, he is entitled to an annual benefit based on his age at the time he becomes disabled, commencing within 30 days after he attains age 65 and paid in monthly installments for 15 years. The annual disability benefit is $700 as of December 31, 2016 and it increases over time.

●

In the event that Mr. Mero dies while in active service prior to age 65, he is entitled to a benefit based on his age at the time of his death ($121,575 as of September, 2016), paid in a lump sum within 90 days after receipt by the Bank of Mr. Mero’s death certificate; and

●

In the event that a change in control occurs while Mr. Mero is a full-time employee, he is entitled to an annual benefit based on his age at the time of the change in control ($11,866 as of September 2016), commencing within 30 days after he separates from service and paid in monthly installments for 15 years.

If the Bank terminates Mr. Mero’s employment for Cause (as defined in the SERP Agreement), then he is not entitled to any benefits under the terms of the SERP Agreement.

Payments from the SERP Agreement due upon Mr. Mero’s termination of employment may be delayed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.

SERP Amendments. On September 30, 2016, TRCB amended the existing supplemental executive retirement agreements (the “Existing SERP Agreements”) between TRCB and each of A. Richard Abrahamian, Executive Vice President and Chief Financial Officer of TRB and the Bank, and Alan Turner, Executive Vice President and Senior Loan Officer of the Bank, to provide that in the event of an early termination (before retirement age), termination due to disability, change in control or death that occurs in the middle of a Plan Year (as defined in their respective Existing SERP Agreements), the benefit that the executive is entitled to is prorated (increased by a partial year increase) for the portion of the Plan Year that the executive was employed.

The Existing SERP Agreements had provided that for an event occurring in the middle of year, the benefit amount was determined as of the end of the prior Plan Year.

General. The SERP Agreement and the amendments referenced above and the Existing SERP Agreements are each incorporated herein by reference to the exhibits to this current report. This summary description of the foregoing does not purport to be complete and is qualified in its entirety by reference to the SERP Agreement and amendments attached as exhibits to this current report.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits.

10.1  Supplemental Executive Retirement Agreement dated as of September 30, 2016, effective September 1, 2016, between Two River Community Bank and Anthony Mero.

10.2  Second Amendment to Supplemental Executive Retirement Agreement dated as of September 30, 2016, effective September 30, 2016, between Two River Community Bank and A. Richard Abrahamian.

10.3  Fifth Amendment to Supplemental Executive Retirement Agreement dated as of September 30, 2016, effective September 30, 2016, between Two River Community Bank and Alan Turner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO RIVER BANCORP

Dated: October 3, 2016

	By:	/s/ A. Richard Abrahamian
A Richard Abrahamian
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Supplemental Executive Retirement Agreement dated as of September 30, 2016, effective September 1, 2016, between Two River Community Bank and Anthony Mero.

10.2	Second Amendment to Supplemental Executive Retirement Agreement dated as of September 30, 2016, effective September 30, 2016, between Two River Community Bank and A. Richard Abrahamian.

10.3	Fifth Amendment to Supplemental Executive Retirement Agreement dated as of September 30, 2016, effective September 30, 2016, between Two River Community Bank and Alan Turner.